EXHIBIT 3

MAY 30, 2001

SHARE PURCHASE AGREEMENT
AND
PLAN OF REORGANIZATION

My Personal Salon.com, Inc.
A Delaware Corporation

ACQUISITION OF

My Personal Salon.com LLC
A Delaware Limited Liability Seller

SHARE PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

THIS SHARE PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 30th day of May 2001, by and between MY PERSONAL SALON, LLC, a limited liability company organized and existing under the laws of the State of Delaware, (the "Seller"); STEVE DAVIS, (an individual residing in the State of New Jersey); GEORGE LOIS, (an individual residing in the State of New York); AVI PARAVI, (an individual residing in the State of New York); and VINCE HICKMAN, (an individual residing in the State of New York);  (referred to collectively herein as the "Members") and MY PERSONAL SALON.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Purchaser").

            WHEREAS, the Members, Seller and Purchaser have agreed that Purchaser will purchase all of the issued and outstanding Member Units of the Seller subject to the terms and conditions mutually agreed by both Purchaser and Seller and set forth in this definitive Agreement; and

WHEREAS, the Seller has a total of forty (40) Member Units (the "Member Units"), authorized, issued and outstanding as of the date hereof; and

            WHEREAS, Purchaser desires to exchange shares of its common stock for all of the Member Units of Seller, subject to the terms and conditions of this Agreement,

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Plan of Reorganization. It is the intention of the parties hereto that this transaction qualify as a tax-deferred reorganization under Section 368 (a)(1)(b) of the Internal Revenue Code of 1986, as amended, and related sections thereunder, and/or other applicable federal and state laws or regulations.

2.    Purchase of Member Units and Sale of Member Units. On the terms and subject to the conditions set forth in this Agreement, The Members agree to sell, convey, assign, transfer and deliver to Purchaser and Purchaser agrees to acquire from the Members, at the closing date of this Agreement, (the "Closing Date"), all of the Member Units and business of Seller, including without limitation, the following: its business as a going concern; its contracts to market certain products and services; its rights under leases, licenses and agreements; its designs, concepts and intellectual property whether patented, trademarked, patentable or unpatentable; all cash on hand and money on deposit with banks and others; notes and accounts receivable; insurance policies; causes of action, judgments, claims and demands; and all other property or rights owned or held by Seller on the Closing Date or then used by its business, whether or not specifically referred to in this Agreement unless specifically excluded by this Agreement.

3.    Assumption of Liabilities and Obligations. On the Closing Date, Purchaser shall assume all of the liabilities and obligations of Seller, all accounts payable and all current operating expenses.

4.    Exchange of Member Units. The parties hereto agree to exchange all of the Member Units for the sum of nineteen million, (19,000,000), shares of the voting common stock of the Purchaser, in the following sums:

Steve Davis                             5,000,000 Shares
Vince Hickman                        4,000,000 Shares
George Lois                             5,000,000 Shares
Avi Paravi                                5,000,000 Shares

The shares will, on the Closing Date, be delivered to each Member in exchange for their respective Member Units in the Seller. Each Member represents and warrants that he will hold such shares for investment purposes and not for further public distribution and agrees that the shares shall be appropriately restricted.

 5.    Representations and Warranties of the Seller.  The Seller, and each of the Members, jointly and severally, hereby represent and warrant to the Purchaser, as of the date hereof, the following:

 (a)        Organization, Good Standing and Qualification.  The Seller is a Limited Liability Seller duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to own its properties and assets and to carry on its business as now owned and conducted by it.  The Seller has no subsidiaries, and is not a partner, member, joint venturer or other participant in any other business organization.

 (b)               Authority.  The Seller has full power and authority to enter into, perform and comply with this Agreement in accordance with its terms.  All actions required to be taken by the Seller, or by its Members, to authorize the execution, delivery and performance of and compliance with this Agreement has been, or before the Closing will be, properly taken.  Each person signing this Agreement is a duly qualified Member of the Seller, with full power and authority to enter into, execute and cause the performance of said Agreement by the Seller in accordance with its terms.  Once executed and delivered by the Seller, this Agreement shall constitute the valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

 (c)                Ownership. The Members certify that they are the owners of all of the Member Units of Seller, and that all ownership shares are free from claims, liens, or other such encumbrances; and the Owners have the unqualified right to sell, transfer, and dispose of such ownership subject to state and federal law. The Members represent and warrant, that in regards to their ownership in Seller, they have the full right and authority to execute this Agreement and to transfer their ownership to Purchaser.

 (d)               Capitalization; Member Units.  The Seller has authorized and outstanding such number of Member Units as is set forth in the Recitals to this Agreement; other than such Member Units, the Seller has no other class of stock authorized, issued or outstanding, nor does the Seller have outstanding any option, right or other instrument convertible into or exchangeable for units of any class of ownership in the Seller, nor is it a party to any Contract to issue or deliver to any person any of the foregoing.  All Seller Member Units transferred to Purchaser at the Closing shall be validly issued, fully-paid and non-assessable, and shall be free and clear of any security interest, lien, mortgage, defect in title, claim, liability or other encumbrance of any kind or nature.  Such Seller Member Units shall represent one hundred percent (100%) of the issued and outstanding Member Units of the Seller on a fully-diluted basis.

 (e)               No Conflict.  The execution and delivery of this Agreement, and the performance thereof and compliance therewith by the Seller, will not give rise to, accelerate the maturity of or otherwise modify any obligation of the Seller, or result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under, or result in the creation of any lien, charge, security interest, liability or other encumbrance of any kind or nature (all of the foregoing being hereinafter referred to collectively as a "Lien") on any of the assets of the Seller pursuant to the terms, conditions, or provisions of (a) any statute, law, ordinance, rule or regulation applicable to the Seller, or (b) any provision of the charter documents or bylaws of the Seller, or of any permit, concession, grant, franchise, license, judgment, order, decree, Contract or other instrument to which the Seller is a party or by which any of its assets or properties is bound.  For purposes of this Agreement, the term "Contract" shall mean any contract, agreement, arrangement, undertaking, or understanding, whether oral or written, to which the Seller is a party or by which it is otherwise bound.

(f)                 Required Consents.  There is no consent, permit or approval of, filing with, or notice to, any governmental agency, or to any other person, whether under law or by Contract or otherwise, which is required to be obtained, made or given by the Seller in connection with the execution, delivery or performance of this Agreement or any other document to be entered into by the Seller at the Closing pursuant hereto or in furtherance hereof, or the consummation of the transactions contemplated hereby or thereby.

(g)               Financial Statements.  The Purchaser has been given true and complete copies of the Seller's balance sheet dated as at May 31, 2001, and statements of income and cash flow for the period ended May 31, 2001, (collectively, the "Financial Statements"). All Financial Statements delivered to the Purchaser by the Seller and/or the Members (a) fairly present the financial position of the Seller as of the dates indicated and the results of its operations for the periods indicated; and (b) were prepared from the books and records of the Seller, which books and records are complete and correct and accurately reflect the transactions of and other events applicable to the Seller.

 (g)        Absence of Specified Changes.  Since the date of this Agreement, none of the following has occurred:

(i)         any event or change in circumstances which has had a materially adverse effect upon the business, assets, properties, financial condition or prospects of the Seller;

(ii)        any extraordinary business or financial transaction;

(iii)       any destruction, loss of or damage to any property or asset of the Seller, whether or not covered by insurance, the destruction, loss or damage of which has had or could be reasonably expected to have a materially adverse effect upon the business, assets, properties, financial condition or prospects of the Seller;

(iv)       any entering into or assumption of any material Contract or obligation by the Seller which has had, or could be reasonably expected to have or create, a materially adverse effect upon the business, assets, properties, financial condition or prospects of, or to be a material cost or obligation to, the Seller;

(v)                any change by the Seller in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) which have been utilized historically by the Seller , or any reevaluation by the Seller of any of its assets or properties;

(vi)              any amendment to or modification of any provision of the Seller's Articles of Incorporation, Bylaws or other governing document of the Seller;

(vii)      any sale, lease or other disposition or transfer of any material property or asset of the Seller which was used or useful in the conduct of its business at the time such sale or disposition was made;

(viii)      any amendment or termination of any Contract to which the Seller was a party or by which it or any of its assets or properties is or was bound, where the effect of such amendment or termination has had, or could reasonably be expected to have, a materially adverse effect upon the business, assets, properties, financial condition or prospects of the Seller;

(ix)       any waiver or release of any material right or claim of the Seller, except in the ordinary course of its business;

(x)        any imposition of any Lien or other liability or obligation on any property or asset of the Seller, or any judgment rendered against the Seller;

(xi)       any other event or condition of any character that is or might reasonably be deemed to have a materially adverse effect upon the business, assets, properties, financial condition or prospects of the Seller; or

(xii)      any Contract entered into by or on behalf of the Seller, to do any of the things described in the preceding sub-clauses (i) through (xi) of this Section 3(g).

 (h)        Liabilities.  There are no debts, charges, obligations, responsibilities or other liabilities of the Seller relating to the conduct of its business up to and including the Closing, nor to its assets or properties used or useful in the conduct of its business, whether fixed or contingent, liquidated or unliquidated, secured or unsecured, or of any other kind or nature (collectively, the "Liabilities"), other than (a) Liabilities specifically disclosed and identified as to nature and amount on the Seller's Financial Statements; or (b) Liabilities incurred by the Seller in the ordinary course of its business and which, individually or in the aggregate, do not have a materially adverse effect upon the business, assets, properties, financial condition or prospects of the Seller.  All Liabilities or claims therefor which are required to be disclosed on a company balance sheet in accordance with generally accepted accounting principles have been disclosed on the Seller's financial statements delivered to Purchaser at Closing.

 (i)         Tax Returns and Payments.  With respect to the Seller, (i) all Seller federal, state and local tax returns required to be filed by it have in fact been timely filed, and all taxes, assessments, fees, interest, penalties and other governmental charges shown to be due and payable on such returns have been paid; and (ii) there is no proposed deficiency or additional assessment for any taxes, assessments, fees, interest, penalties or governmental charges against the Seller, nor is the Seller currently contesting the assessment or charge by any taxing authority of any tax, levy, adjustment or proposed adjustment in respect of any filed returns.

 (j)         Compliance with Laws and Contracts.

 (i)         No Violations.  The Seller is not, nor has it been during the last five (5) years, in violation of any applicable federal, state or local statute, law, order, judgment, decree, requirement or regulation (including, without limitation, those relating to the offering or the sale of securities the environment, employee health and safety, consumer protection, civil or human rights, labor relations, employment discrimination, zoning or buildings or their electrical, plumbing or other systems) applicable to the business, or any of its operations, properties or assets.  The Seller has not received during the last five (5) years, (A) any notice, claim or assertion, formal or informal, oral or written, of any such violation from any person or governmental agency, or (B) any request or demand from such governmental agency that the Seller modify or terminate any of its operations, or modify or dispose of any of its properties or assets.

(ii)        Permits and Licenses.  The Seller possesses all permits, concessions, grants, franchises, licenses and other governmental authorizations and third-party approvals (collectively, "Permits") necessary for the conduct of its business as presently being conducted.  All of such Permits have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened against the Seller, which may result in the revocation, cancellation or suspension, or any materially adverse modification, of any of such Permits.

 (iii)       Contracts.  The Seller is not a party to any Contract, which is not terminable unilaterally by the Seller or able to be assumed by the Purchaser under the terms and conditions of this Agreement.  No event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a default by the Seller or any other party under any of the Contracts to which the Seller is bound or by which any of its properties or assets are bound.  The Seller has not received any notice that any party to any of such Contracts intends to cancel or terminate any of them or to exercise or not exercise any options or other rights granted under any of them.  The Seller currently possesses all rights under Contracts which are necessary for the conduct of its business as presently being conducted, all of which Contracts shall continue to be valid and in full force and effect on and as of the Closing Date.

(k)       Proprietary Rights.

(i)         Intellectual Property Rights.  The Seller has not registered any trademarks, service marks, trade names, trade secrets, licenses, logos, symbols, copyrights, patents or other types of intellectual property rights (a "Proprietary Right"), nor has it filed any application to register any such Proprietary Right, except as specifically set forth on Schedule 3(k) attached hereto.  The Seller has not used, and does not use, in the ordinary course of its business any Proprietary Right belonging to any other person.  The Seller has all of the Proprietary Rights necessary to conduct its business in the manner in which such business is currently being conducted.

 (ii)        Records.  There is no Proprietary Right material to the present or future operations of the Seller, which is not maintained in written form by the Seller in its books and records so as to allow its full and proper use by the Purchaser.  The Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Rights used in the conduct of its business as currently being conducted.

 (iii)       Restrictive Agreements.  The Seller is not a party to any agreement (A) prohibiting or restricting the use or sale of any special type of good or service; or (B) limiting its business to any specific territory, policy, pricing scheme or customer base, requiring exclusive dealing or otherwise restraining its operations or the conduct of its business (or any portion thereof).

(iv)       Disputes, Infringement.  No Proprietary Right is the subject of any pending, or (to the best knowledge of the Seller) threatened, litigation or other adversarial proceedings, or of any notice or other claim of any kind received by such Seller.  The Seller does not know, believe nor has it been advised, that the Seller is infringing upon (or has infringed upon) the Proprietary Rights of any person and, to the Seller's best knowledge, no person is infringing upon the Proprietary Rights of the Seller.

 (k)       Employees.  The Seller is not a party to (i) any Contract calling for the employment or hire of any person which cannot be unilaterally terminated by it with not more than thirty (30) days prior notice; or (ii) any collective bargaining agreement or other similar Contract, or to any multi-employer plan.

 (l)                 Legal Proceedings.  Neither the Seller nor the members have been notified or advised of any claims, lawsuits, actions, arbitrations, legal, administrative or other proceedings or governmental investigations to which the Seller is a party, or which is (to the best of its or their knowledge) threatened against it, or which affects its financial condition, liabilities, business, properties, assets or prospects.  The Seller is not in default with respect to any judgment, order, writ, injunction, decree or award of any court, governmental agency, arbitrator or arbitration panel.

(m)             Misstatements and Omissions.  Neither the representations and warranties made in this Section 3 nor anything set forth in the Schedules attached hereto or any other written materials furnished to the Purchaser hereunder or in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

 4.         Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Seller, as of the date hereof, the following:

(a)        it is a corporation organized and existing under the laws of the State of Delaware, and has full power and capacity to enter into, execute and perform this Agreement, which Agreement, once executed by the Purchaser, shall be the valid and binding obligation of such party, enforceable against such party by any court of competent jurisdiction in accordance with its terms;

 (b)               it is not bound by or subject to any contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts such party from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such party;

 (c)                with respect to the Purchaser Shares all such stock shall be free and clear of any security interest, lien, mortgage, defect in title, claim, liability or other encumbrance of any kind or nature.

 5.         Representations of the Parties as to Stock Received.  The parties hereby represent and warrant to each other (as to itself only), as of the date hereof and as of the Closing Date, with respect to the acquisition by such party of the Seller Member Units or the Purchaser Shares, as applicable, the following:

(a)        such party is acquiring the applicable shares of stock for its own account, and not with a view toward the subdivision, resale, distribution, or fractionalization thereof; such person has no Contract with any person to sell, transfer, or otherwise dispose of such shares (or any portion thereof) and has no present intention to enter into any such Contract;

 (b)        the acquisition of such shares by such party is not the result of any form of general solicitation or general advertising;

 (c)                such party hereby acknowledges that: (i)  the offering of such shares was made only through direct, personal communication between the Purchaser and the Seller in a single, negotiated transaction involving the sale of the Seller to the Purchaser;  (ii) each party has had full access to material concerning the other's planned business and operations, which material was furnished or made available by officers or representatives of the relevant party;  and (iii) each party has given the other the opportunity to ask any questions and obtain all additional information desired in order to verify or supplement the material so furnished;

 (d)               each party understands and acknowledges that (i) the shares being acquired by such party have not been registered under the Securities Act of 1933 (the "Act") or any state securities act (nor passed upon by the SEC or any state securities commission); and (ii) such shares may not be sold or transferred by such party unless and until they are registered or qualified for public sale, or are otherwise subject to an applicable exemption from such registration requirements;

 (e)                the parties have a preexisting business relationship with each other sufficient for them to be familiar with the business and operations of the other and the risks inherent in acquiring restricted shares of stock issued thereby; and

 (f)                 each party has been advised to consult with an attorney regarding legal matters concerning the purchase and ownership of the shares being acquired by it, and with a tax advisor regarding the tax consequences of purchasing such shares.

 6.         Conditions to Closing.  The respective obligations of the parties to consummate the several transactions contemplated by this Agreement at the Closing shall be subject to the performance of the following conditions to the satisfaction of the party intended to benefit from such performance:

 (a)                Conditions to Closing by the Purchaser.  The Seller shall have delivered to the Purchaser at Closing the following items:

(i)                  the originally-executed copy of this Agreement;

 (ii)                a Certificate of Good Standing from the Secretary of  State of the State of Delaware, and a copy of the Certificate of Formation of the Seller, and all amendments thereto, certified by the Secretary of State of the State of Delaware;

 (iii)               copies of the resolutions of the Members of the Seller authorizing the entry into and performance of this Agreement, and the sale of the Seller Member Units to the Purchaser in consideration of delivery to it of the Purchaser Shares at Closing, as contemplated herein; and

(b)               Conditions to Closing by the Seller.  The Purchaser shall have delivered to the Seller at Closing the following items:

(i)                  the originally-executed copy of this Agreement;
(ii)                stock certificates representing the Purchaser Shares;
(iii)               a Certificate of Good Standing from the Secretary of  State of the State of Delaware, and a copy of the Articles of  Incorporation of the Purchaser, and all amendments thereto, certified by the Secretary of State of the State of California; and
(iv)              copies of the resolutions of the Purchaser's shareholders and directors authorizing the entry into and performance of this Agreement, and the purchase of the Seller Member Units by the Purchaser in consideration of delivery to the Seller of the applicable amount of Purchaser Shares at Closing, as contemplated herein.

 7.         Miscellaneous Provisions.

(a)        Notices.  All notices, requests, demands and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal service or transmission by fax if such transmission is received during the normal business hours of the addressee, or on the first business day after sending the same by overnight courier service or by telegram, or on the third business day after mailing the same by first class mail, or on the day of receipt if sent by certified or registered mail, addressed as set forth below, or at such other address as any party may hereafter indicate by notice delivered as set forth in this Section 7(a):

If to the Purchaser:	MY PERSONAL SALON.COM, INC.
1410 Broadway
New York, NY 10018
Attn: Mr. Steve Davis
President

If to the Seller:	MY PERSONAL SALON, LLC
1410 Broadway
New York, NY 10018

If to the Seller:	Messrs. Steve Davis, Avi Paravi, George Lois
And Vince Hickman
MY PERSONAL SALON, LLC
1410 Broadway
New York, NY 10018

with a copy (which shall
not constitute notice) to:	Thomas M. Jones, Attorney at Law
5405 Alton Parkway, Suite 5A-483
Irvine, CA 92604

(b)        Binding Agreement; Assignment.  This Agreement shall constitute the binding agreement of the parties hereto, enforceable against each of them in accordance with its terms.  This Agreement shall inure to the benefit of each of the parties hereto, and their respective successors and permitted assigns; provided, however, that this Agreement may not be assigned (whether by contract or by operation of law) by the Purchaser without the prior written consent of the Seller.

(c)                Entire Agreement.  This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and the transactions contemplated hereby, and supersedes any and all prior oral or written agreements, statements, representations, warranties or understandings between the parties, all of which are merged herein and superseded hereby.

  (d)               Waiver.  No waiver of any provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

 (e)               Headings.  The headings provided herein are for convenience only and shall have no force or effect upon the construction or interpretation of any provision hereof.

(f)                 Schedule and Exhibits.  All schedules and exhibits attached to this Agreement are hereby incorporated into this Agreement as an integral part hereof as fully as if the same had been recited herein in their entirety.

 (g)                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)                Indemnification. The representations, warranties and covenants contained herein shall survive the Closing, and shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the party to which such representation or warranty is made, or any of its agents or representatives. The Seller and the Members shall hold harmless and indemnify the Purchaser, and each of the shareholders, directors, officers, employees, agents and representatives of the Purchaser (the "Purchaser Indemnitees") from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any damages, costs (including reasonable attorney's fees and expenses), charges, judgments, penalties, assessments, obligations or other liabilities (collectively, "Damages"), which are suffered or incurred by any of the Purchaser Indemnitees or to which any of such Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which result from or arise out of, or are otherwise connected with: (A) any breach of any representation, warranty or covenant made by the Seller and/or any Member in this Agreement (including, without limitation, any Schedule or Exhibit attached hereto);  or (B) any act taken or omitted by or on behalf of the Seller at any time prior to and including the Closing Date. The Purchaser shall hold harmless and indemnify the Seller and each of the Members (the "Seller Indemnitees") from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are suffered or incurred by any of the Seller Indemnitees or to which any of such Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which result from or arise out of, or are otherwise connected with: (A) any breach of any representation, warranty or covenant made by the Purchaser in this Agreement (including, without limitation, any Schedule or Exhibit attached hereto); or (B) any act taken or omitted by or on behalf of the Seller at any time subsequent to the Closing Date. In the event of any claim for indemnification by any Purchaser Indemnitee or Seller Indemnitee hereunder, the Seller and the Purchaser shall be entitled to coordinate the defense of any such claim, and no party shall be entitled to settle, compromise or otherwise dispose of any claim without the prior written consent of the Seller and the Purchaser.

 (i)                  Further Documents and Acts.  Each party agrees to execute such other and further documents and to perform such other and further acts as may be reasonably necessary to carry out the purposes and provisions of this Agreement.

(j)                 Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws applied thereby.  The parties hereby agree that any disputes arising hereunder shall be brought before any court of competent jurisdiction sitting in the Borough of Manhattan, State of New York.

(k)               Legal Fees.  In the event that any party shall be obligated to bring or defend any litigation or other legal action to enforce or protect its rights hereunder, then the prevailing party in such action shall be entitled to receive reimbursement from the non-prevailing party of the entire amount of any and all costs and expenses (including, without limitation, reasonable attorney's fees) incurred in bringing or defending against such legal proceeding, which amount shall be cumulative with and in addition to such other remedies as the prevailing party may be or have been awarded to such party by any court of competent jurisdiction.

(l)                  Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement and any partially unenforceable provisions to the extent enforceable in the pertinent jurisdiction, shall continue in full force and effect and shall be binding and enforceable on the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MY PERSONAL SALON.COM, INC.
Stephen Davis, CEO	Avi Paravi, Secretary

MY PERSONAL SALON LLC.
Steve Davis, Member	George Lois, Member
Avi Paravi, Member	Vince Hickman, Member